Exhibit 99.1

Royal Gold Reports Record Results
for Fourth Quarter and Fiscal Year 2011

•	Fiscal 2011 net income, revenue and free cash flow1 increased 232%, 59%, and 90%, respectively, year-over-year to record levels

•	Fourth quarter net income, revenue and free cash flow1 increased 106%, 46%, and 47%, respectively, year-over-year to record levels

•	Entered into an option agreement with Seabridge Gold to acquire a royalty on the Kerr-Sulphurets-Mitchell project in Canada

DENVER, COLORADO. AUGUST 11, 2011: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL) today announced record net income attributable to Royal Gold stockholders of $71.4 million, or $1.29 per basic share, on record royalty revenue of $216.5 million for fiscal 2011 (ended June 30).  This compares to net income attributable to Royal Gold stockholders for fiscal 2010 of $21.5 million, or $0.49 per basic share, on royalty revenue of $136.6 million.  Net income available to Royal Gold stockholders for fiscal 2010 was impacted by pre-tax effects of severance and acquisition costs of approximately $19.4 million, related to the Company’s acquisition of International Royalty Corporation (“IRC”).  Excluding the after tax effect of these items, net income available to Royal Gold stockholders would have been $35.8 million, or $0.82 per basic share for fiscal 2010.

For the fourth quarter ended June 30, 2011, net income attributable to Royal Gold stockholders was $21.7 million, or $0.39 per basic share, on record royalty revenue of $59.3 million.  This compares to net income attributable to Royal Gold stockholders of $10.5 million, or $0.21 per basic share, on royalty revenue of $40.7 million for the quarter ended June 30, 2010.

Free cash flow1 for fiscal 2011 was $190.2 million ($3.45 per basic share), representing 88% of revenue.  This compares to free cash flow for fiscal 2010 of $100.1 million ($2.29 per basic share), or 73% of revenue. Free cash flow as a percentage of revenue for fiscal 2010 was negatively impacted due to $19.4 million of costs relating to the acquisition of IRC.  Before IRC related costs, free cash flow for fiscal 2010 was 87% of revenue.

1
The Company defines free cash flow, a non-GAAP financial measure, as operating income plus depreciation depletion and amortization, non-cash charges and impairment of mining assets, if any, less non-controlling interests in operating income from consolidated subsidiaries (see Schedule A).

Free cash flow for the fourth quarter of fiscal 2011 was $51.6 million ($0.94 per basic share), or 87% of revenue, compared to free cash flow of $35.1 million ($0.78 per basic share), or 86% of revenue, for the prior year period.

The 59% increase in revenue for fiscal 2011 was largely driven by production increases at Andacollo, Peñasquito, and Voisey’s Bay, and higher average gold and other metal prices.  The average price of gold in fiscal 2011 was $1,369 per ounce compared with $1,089 per ounce in fiscal 2010, representing a 26% increase.

As of June 30, 2011, the Company had a working capital surplus of $140.4 million.  Current assets were $169.3 million (including $114.2 million in cash and equivalents), compared to current liabilities of $28.9 million, resulting in a current ratio of 6 to 1.  Total debt outstanding under the Company’s credit facilities was $ 226.1 million as of June 30, 2011.

Tony Jensen, President and CEO, commented, “Fiscal 2011 was an outstanding year for Royal Gold as we marked our tenth straight year of revenue and free cash flow growth.  Our cornerstone properties provided substantial revenue as the Peñasquito and Andacollo properties reached commercial production and the Voisey’s Bay labor dispute was resolved.  We completed three significant transactions during the fiscal year.  The first two consisted of increasing our royalty interest on the Pascua-Lama project, and acquiring a gold stream from the Mt. Milligan project.  We expect that both of these additions will have a significant impact on our long-term revenue profile.  The third transaction consisted of acquiring an option on the KSM project, which, if exercised, would add an additional long-life royalty to our portfolio.  Also, during the second half of the year, we saw initial contributions from the Canadian Malartic, Holt and Wolverine mines, positioning us well for both near and long-term revenue growth.”

RECENT DEVELOPMENTS

Signing of Option Agreement to Acquire Royalty on the Kerr-Sulphurets-Mitchell (“KSM”) Project

In June, 2011, Royal Gold acquired an option to purchase a 1.25% net smelter return (“NSR”) royalty on all of the gold and silver production from the KSM project in northwest British Columbia.  As part of the transaction, the Company purchased 1,019,000 shares of Seabridge common stock for C$30 million (US$30.7 million), which represents a 15.0% premium to the volume weighted average trading price of Seabridge common shares on the TSX for the five trading-day period ending two days prior to the public announcement on June 14, 2011.  Royal Gold may acquire the NSR royalty by holding the shares for a minimum of nine months and paying C$100 million.

Under the agreement, Royal Gold may increase the royalty to a 2.0% NSR by purchasing, within 18 months of the first share purchase, an additional C$18.0 million in Seabridge common shares, at a 15% premium to the then market price, holding the additional Seabridge shares for a minimum of nine months, and paying an additional consideration of C$60 million.

Final Court Ruling on Holt Royalty Obligation

In May 2011, the Ontario Appeals Court upheld the trial court’s July 2009 decision clarifying the royalty obligations on production from the Holt mining project in Ontario, Canada.  The Court held that Royal Gold is entitled to payment from Newmont Canada of the full amount of the sliding-scale royalty.

PROPERTY HIGHLIGHTS

Highlights at certain of the Company’s principal producing and development properties during the quarter ended June 30, 2011 are listed below:

Andacollo – Teck reported that concentrator throughput was approximately 39,000 tonnes per day compared with designed capacity of 55,000 tonnes per day.  Planned improvements to increase throughput to design capacity over the next three quarters include installation of a small crusher to feed coarse ore to the pebble crusher, increases in the SAG motor capacity and installation of a 20,000 tonne per day crusher plant.  In addition, Teck is conducting an expansion study to examine the feasibility of increasing annual production from 80,000 tonnes to approximately 100,000 to 120,000 tonnes of copper in concentrate.  The study is expected to be complete by the end of the fourth quarter of calendar 2011.

Voisey’s Bay – Vale provided a Long Harbour Project update in June.  The Long Harbour Project is a hydrometallurgical facility under construction in Newfoundland and Labrador to treat Voisey’s Bay ore.  They estimate that the plant will be completed in early calendar 2013.

Peñasquito – Goldcorp reported that higher grades and recoveries of gold, silver, lead and zinc were offset by lower processing rates due to lower than forecast pebble feed to the high pressure grinding roll circuit, and slower than expected progress on the raising of the tailings dam embankment.  Goldcorp expects these issues to be resolved by the end of the calendar year.  They also reported that oxide gold production will be delayed in the second half of the year due to restricted cyanide deliveries resulting from supplier shortages. Gold production for calendar 2011 is now estimated to be 250,000 ounces compared to the operator’s earlier guidance of 350,000 ounces.

Robinson – Quadra reported that the removal of mud from the bottom of the Ruth Pit has been completed and the secondary access ramp remains on track for completion in August.  They reiterated that production is expected to increase in the second half of calendar 2011 due to access to higher grade material at the bottom of the pit and additional haulage capacity.  Quadra also announced that they have reduced their 2011 annual guidance for gold production to 25,000 to 30,000 ounces from 45,000 to 50,000 ounces due to lower grades and recoveries in the first half of the year.

Mulatos – In May 2011, Alamos lowered their production guidance to between 145,000 and 160,000 ounces of gold from 160,000 and 175,000 ounces of gold due to lower than budgeted crusher throughput.  Although second quarter production was impacted by extreme drought conditions and cyanide supplier issues, Alamos stated that they expect to recover the deferred production throughout the remainder of calendar 2011.  They reported that crusher throughput improved, resulting in a quarterly average of about 15,000 tonnes per day and they expect to meet this throughput rate for the remainder of calendar 2011.  Alamos also reported that construction is underway on a high-grade mill that could boost output by another 60,000 ounces per year.  Production from this new gravity mill is expected to commence in 2012.

Dolores – Minefinders reported record quarterly production of approximately 21,000 ounces of gold and 1.1 million ounces of silver, increases of 6% and 23%, respectively, over the previous quarter.  They continued to sustain improved leach results on the Stage 2 pad and are realizing the benefits of higher average grades and mining practice improvements resulting in decreased dilution.

Canadian Malartic – Osisko announced that they reached commercial production on May 19 and said that production ramp up is progressing on a steady basis with an average throughput of approximately 38,913 tonnes, as of mid June.  They also announced that their operating focus for the next six months will be to achieve full design capacity of 55,000 tonnes per day and optimize mine performance.

Holt – St Andrew Goldfields reported that development of the Holt Mine progressed slower than anticipated which was coupled with lower than expected ore grades.  For the remainder of calendar 2011, ramp, footwall access, stope development and long-hole mining will be their primary focus.  St. Andrew Goldfields reduced its production guidance at Holt to between 24,000 to 28,000 ounces from 45,000 to 50,000 ounces.  They expect between 13,000 to 17,000 ounces of production during the second half of calendar 2011.

Mt. Milligan – Thompson Creek announced that the development of the mine and the construction of the processing plant are proceeding in accordance with the planned schedule.  Project engineering, design and procurement are more than half complete, construction of the camp is complete, and the key dam structure for water retention is in place.  Spending through June 30, 2011 is 16% ($207.7 million) of the estimated C$1.3 billion project total, and Thompson Creek stated that the project is on schedule for completion in the fourth quarter of calendar 2013.

Pascua-Lama – Barrick reported that projected capital costs for Pascua-Lama have increased from $3.3 - $3.6 billion to $4.7 - $5.0 billion.  They also reported that expected annual gold production has increased from 775,000 ounces to 800,000 - 850,000 ounces in the first full five years of operation.

Full-year and fourth quarter fiscal 2011 production and revenue for the Company’s principal royalty interests are shown in Tables 1 and 2.  For more detailed information about each of our principal royalty properties, please refer to the Company’s most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC’s website located at www.sec.gov, or our website located at www.royalgold.com.

CORPORATE PROFILE

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty and similar production based interests.  The Company owns royalties on 184 properties on six continents, including royalties on 36 producing mines and 21 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:
Karen Gross
Vice President and Corporate Secretary
(303) 575-6504

Note: Management’s conference call reviewing the fourth quarter and year-end results will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and will be available by calling (800) 603-2779 (North America) or (973) 200-3960 (international), access #37272734.  The call will be simultaneously broadcast on the Company’s website at www.royalgold.com under the “Presentations” section.  A replay of this webcast will be available on the Company’s website approximately two hours after the call ends.
___________________________

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements about the impact of the acquisitions at Pascua-Lama and Mt. Milligan; exercise of the option at the KSM project; near and long-term revenue growth; and the operators’ expectation of construction, ramp up, production and other developments at various mines.  Factors that could cause actual results to differ materially from the projections include, among others, precious metals prices, performance of and production at the Company's royalty properties, decisions and activities of the operators of the Company's royalty properties, unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter, delays in the operators securing or their inability to secure necessary governmental permits, changes in operator’s project parameters as plans continue to be refined, economic and market conditions, the ability of the various operators to bring projects into production as expected, and other subsequent events, as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

*Free Cash Flow:  The Company discloses information on free cash flow and free cash flow as a percentage of revenues in its reporting.  Free cash flow is a non-GAAP financial measure.  The Company defines free cash flow as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets less non-controlling interests in operating income of consolidated subsidiaries.  While we believe free cash flow is a useful measure of the Company’s performance, we also want to advise that this is not a measure recognized by generally accepted accounting principles.  See Schedule A, attached to this press release for a GAAP reconciliation

TABLE 1
Fiscal 2011
Royalty Production and Revenue for Principal Royalty Interests

				FISCAL YEAR ENDED JUNE 30, 2011		FISCAL YEAR ENDED JUNE 30, 2010
PROPERTY	ROYALTY	OPERATOR	METAL	Royalty Revenue ($ Millions)	Reported Production 1	Royalty Revenue ($ Millions)	Reported Production 1
Andacollo 2,3	75% NSR	Teck	Gold	43.6	42,344 oz	3.8	4,145 oz.
Voisey’s Bay 3,4	2.7% NSR	Vale	Nickel Copper	32.7	112.5M lbs. 67.8M lbs.	3.9	19.0M lbs. 8.6M lbs.
Peñasquito 3	2.0% NSR	Goldcorp	Gold Silver Lead Zinc	21.5	206,726 oz. 17.3M oz. 132.9M lbs. 217.0M lbs.	6.0	117,963 oz. 7.2M oz. 36.7M lbs. 48.5M lbs.
Cortez 5	GSR1 and GSR2 GSR3 NVR1	Barrick	Gold	17.2	192,162 oz.	25.1	357,595 oz.
Robinson 3	3.0% NSR	Quadra	Gold Copper	12.4	49,712 oz. 93.7M lbs.	12.1	86,101 oz. 107.4M lbs.
Leeville	1.8% NSR	Newmont	Gold	10.7	443,317 oz	9.9	454,148 oz.
Taparko	2.0% GSR	High River	Gold	10.6	113,089 oz.	32.2	117,505 oz.
Mulatos 6	1.0 - 5.0% NSR	Alamos	Gold	10.2	150,536 oz.	9.0	164,954 oz.
Goldstrike (SJ Claims)	0.9% NSR	Barrick	Gold	6.5	483,008 oz.	3.9	348,802 oz.
Inata 4	2.5% NSR	Avocet	Gold	6.1	177,655 oz.	-	-
Dolores	3.25% NSR 2.0% NSR	Minefinders	Gold Silver	4.5	59,983 oz. 2.6M oz.	3.0	73,463 oz. 1.2M oz.
Las Cruces 3,4	1.5% NSR	Inmet	Copper	4.4	74.7M lbs.	0.9	20.8M lbs.
Holt	0.00013 x quarterly average gold price	St Andrew Goldfields	Gold	3.2	11,814 oz.	-	-
Gwalia Deeps 4	1.5% NSR	St Barbara	Gold	2.8	132,253 oz.	0.9	47,626 oz.
Wolverine 3,4,7	0.0% - 9.445% NSR	Yukon Zinc	Gold Silver	0.7	905 oz. 258,502 oz.	-	-
Other Royalty Properties 8	-	-	Various	29.4	-	25.9	-
Total Royalty Revenue				216.5		136.6

TABLE 2
Fourth Quarter Fiscal 2011
Royalty Production and Revenue for Principal Royalty Interests

				QUARTER ENDED JUNE 30, 2011		QUARTER ENDED JUNE 30, 2010
PROPERTY	ROYALTY	OPERATOR	METAL	Royalty Revenue ($ Millions)	Reported Production 1	Royalty Revenue ($ Millions)	Reported Production 1
Andacollo 2,3	75% NSR	Teck	Gold	12.2	10,833 oz.	3.8	4,145 oz.
Voisey’s Bay 3,4	2.7% NSR	Vale	Nickel Copper	11.0	39.6M lbs. 5.3M lbs.	3.3	15.9M lbs. 7.3M lbs.
Peñasquito 3	2.0% NSR	Goldcorp	Gold Silver Lead Zinc	7.0	64,867 oz. 4.9M oz. 41.2M lbs. 60.3M lbs.	2.5	41,690 oz. 3.6M oz. 23.0M lbs. 32.9M lbs.
Cortez 5	GSR1 and GSR2 GSR3 NVR1	Barrick	Gold	4.0	35,633 oz.	3.1	38,613 oz.
Robinson 3	3.0% NSR	Quadra	Gold Copper	2.9	8,213 oz. 22.3M lbs.	3.2	19,797 oz. 26.6M lbs.
Mulatos 6	1.0 - 5.0% NSR	Alamos	Gold	2.8	37,477 oz.	2.0	32,986 oz.
Leeville	1.8% NSR	Newmont	Gold	2.0	75,272 oz.	2.3	92,463 oz.
Dolores	3.25% NSR 2.0% NSR	Minefinders	Gold Silver	1.8	20,772 oz. 1.1M oz.	0.4	8,626 oz. 233,237 oz.
Holt	0.00013 x quarterly average gold price	St Andrew Goldfields	Gold	1.6	5,402 oz.	-	-
Las Cruces 3,4	1.5% NSR	Inmet	Copper	1.2	19.2M lbs.	0.7	14.5M lbs.
Gwalia Deeps 4	1.5% NSR	St Barbara	Gold	1.0	45,346 oz.	0.6	34,630 oz.
Taparko	2.0% GSR	High River	Gold	1.0	33,658 oz.	9.3	31,158 oz.
Wolverine 3,4,7	0.0% - 9.445% NSR	Yukon Zinc	Gold Silver	0.6	905 oz. 225,288 oz.	-	-
Other Royalty Properties 8	-	-	Various	10.2	-	9.5	-
Total Royalty Revenue				59.3		40.7

FOOTNOTES

1
Reported production relates to the amount of metal sales that are subject to our royalty interests for the periods ended June 30, 2011 and June 30, 2010, as reported to us by the operators of the mines.

2
The royalty rate is 75% until 910,000 payable ounces of gold have been produced – 50% thereafter.  There have been approximately 46,000 cumulative payable ounces produced as of June 30, 2011.  Gold is produced as a by-product of copper.

3	Revenues consist of provisional payments for concentrates produced during the current period and final settlements for prior production periods.

4	These royalty interests were acquired in February 2010 as part of the IRC transaction.

5	Royalty percentages: GSR1 and GSR2 – 0.40 to 5.0% (sliding-scale); GSR3 – 0.71%; NVR1 – 0.39%.

6
The Company’s royalty is subject to a 2.0 million ounce cap on gold production. There have been approximately 732,000 ounces of cumulative production, as of June 30, 2011.  NSR sliding-scale schedule (price of gold per ounce – royalty rate):  $0.00 to $299.99 – 1.0%; $300 to $324.99 – 1.50%; $325 to $349.99 – 2.0%; $350 to $374.99 – 3.0%; $375 to $399.99 – 4.0%; $400 or higher – 5.0%.

7	Gold royalty rate is based on the price of silver per ounce. NSR sliding-scale schedule (price of silver per ounce – royalty rate): Below $5.00 – 0.0%; $5.00 to $7.50 – 3.778%; >$7.50 – 9.445%.

8
“Other” includes all of the Company’s non-principal producing royalties for the periods ended June 30, 2011 and 2010.  Individually, no royalty included within “Other” contributed greater than 5% of our total royalty revenue for any of the periods.

ROYAL GOLD, INC.
Consolidated Balance Sheets
As of June 30,
(In thousands except share data)

	2011	2010
	(Unaudited)
ASSETS
Cash and equivalents	$114,155	$324,846
Royalty receivables	48,828	40,363
Income tax receivable	-	3,527
Prepaid expenses and other current assets	6,290	2,627
Total current assets	169,273	371,363

Royalty interests in mineral properties, net	1,690,439	1,476,799
Available for sale securities	28,876	201
Other assets	14,114	16,970
Total assets	$1,902,702	$1,865,333

LIABILITIES
Current portion of long-term debt	$15,600	$26,000
Accounts payable	2,499	2,367
Dividends payable	6,093	4,970
Income tax payable	676	-
Other current liabilities	3,993	2,437
Total current liabilities	28,861	35,774

Long-term debt	210,500	222,500
Net deferred tax liabilities	152,564	155,978
Uncertain tax positions	18,836	12,479
Other long-term liabilities	4,246	5,054
Total liabilities	415,007	431,785

Commitments and contingencies

EQUITY
Preferred stock, $.01 par value, authorized 10,000,000 shares authorized; and 0 shares issued	-	-
Common stock, $.01 par value, 100,000,000 shares authorized; and 54,231,787 and 53,324,171 shares outstanding, respectively	543	534
Exchangeable shares, no par value, 1,806,649 shares issued, less 900,854 and 176,540 redeemed shares, respectively	39,864	71,741
Additional paid-in capital	1,319,697	1,284,087
Accumulated other comprehensive income (loss)	54	(34)
Accumulated earnings	100,004	51,862
Treasury stock, at cost (0 and 96,675 shares, respectively)	-	(4,474)
Total Royal Gold stockholders’ equity	1,460,162	1,403,716
Non-controlling interests	27,533	29,832
Total equity	1,487,695	1,433,548
Total liabilities and equity	$1,902,702	$1,865,333

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
For the Fiscal Years Ended June 30,
(In thousands except share data)

	2011	2010	2009
	(Unaudited)
Royalty revenues	$216,469	$136,565	$73,771

Costs and expenses
General and administrative	21,106	19,470	11,950
Production taxes	9,039	2,863	1,951
Depreciation, depletion and amortization	67,399	53,793	32,578
Severance and acquisition related costs	-	19,404	-
Total costs and expenses	97,544	95,530	46,479

Operating income	118,925	41,035	27,292

Royalty portfolio restructuring gain	-	-	33,714
Interest and other income	5,088	6,360	3,192
Interest and other expense	(7,740)	(3,809)	(984)
Income before income taxes	116,273	43,586	63,214

Income tax expense	(38,974)	(14,164)	(21,857)
Net income	77,299	29,422	41,357
Net income attributable to non-controlling interests	(5,904)	(7,930)	(3,009)
Net income available to Royal Gold common stockholders	$71,395	$21,492	$38,348

Net income	$77,299	$29,422	$41,357
Adjustments to comprehensive income, net of tax
Unrealized change in market value of available for sale securities	89	45	(145)
Comprehensive income	77,388	29,467	41,212
Comprehensive income attributable to non-controlling interests	(5,904)	(7,930)	(3,009)
Comprehensive income attributable to Royal Gold stockholders	$71,484	$21,537	$38,203

Net income per share available to Royal Gold common stockholders:

Basic earnings per share	$1.29	$0.49	$1.09
Basic weighted average shares outstanding	55,053,204	43,640,414	35,337,133
Diluted earnings per share	$1.29	$0.49	$1.07
Diluted weighted average shares outstanding	55,323,410	43,980,817	35,789,076
Cash dividends declared per common share	$0.42	$0.34	$0.30

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
For the Fiscal Years Ended June 30,
(In thousands)

	2011	2010	2009
	(Unaudited)
Cash flows from operating activities:
Net income	$77,299	$29,422	$41,357
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	67,399	53,793	32,578
Gain on distribution to non-controlling interest	(3,258)	(5,891)	(1,924)
Deferred tax expense (benefit)	(5,136)	(7,536)	(2,170)
Non-cash employee stock compensation expense	6,494	7,279	2,921
Gain on royalty restructuring	-	-	(33,714)
Tax benefit of stock-based compensation exercises	(1,325)	(1,638)	(334)
Other	-	371	-
Changes in assets and liabilities:
Royalty receivables	(8,465)	(19,055)	(4,280)
Prepaid expenses and other assets	2,247	4,035	(477)
Accounts payable	(930)	(10,742)	(1,834)
Income taxes (receivable) payable	5,527	(2,697)	(147)
Other liabilities	7,105	1,030	(1,929)
Net cash provided by operating activities	$146,957	$48,371	$30,047

Cash flows from investing activities:
Acquisition of royalty interests in mineral properties	(280,009)	(232,996)	(186,110)
Acquisition of International Royalty Corporation, net of cash acquired	-	(270,233)	-
Acquisistion of available for sale securities	(28,574)	-	-
Proceeds from royalty restructuring	-	-	34,897
Change in restricted cash - compensating balance	-	19,250	(3,500)
Proceeds on sale of inventory - restricted	5,097	3,647	3,477
Deferred acquisition costs	(117)	(120)	(1,021)
Other	(2,660)	(86)	(284)
Net cash used in investing activities	$(306,263)	$(480,538)	$(152,541)

Cash flows from financing activities:
Borrowings from credit facilities	19,500	255,000	-
Tax benefit of stock-based compensation exercises	1,325	1,638	334
(Prepayment of) borrowings under Chilean loan facility	-	(19,250)	3,500
Common stock dividends	(22,130)	(14,628)	(10,242)
Repayment of debt	(41,900)	(36,013)	-
Proceeds from foreign exchange contract	-	4,101	-
Distribution to non-controlling interests	(7,158)	(3,647)	(3,477)
Net proceeds from issuance of common stock	-	276,839	235,707
Debt issuance costs	(968)	(1,593)	(797)
Other	(54)	-	-
Net cash (used in) provided by financing activities	$(51,385)	$462,447	$225,025
Net (decrease) increase in cash and equivalents	(210,691)	30,280	102,531
Cash and equivalents at beginning of period	324,846	294,566	192,035
Cash and equivalents at end of period	$114,155	$324,846	$294,566

Non-GAAP Financial Measures
The Company computes and discloses free cash flow and free cash flow as a percentage of revenues.  Free cash flow is a non-GAAP financial measure.  Free cash flow is defined by the Company as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries.  Management believes that free cash flow and free cash flow as a percentage of revenues are useful measures of performance of our royalty portfolio.  Free cash flow identifies the cash generated in a given period that will be available to fund the Company’s future operations, growth opportunities, shareholder dividends, and to service the Company’s debt obligations.  Free cash flow, as defined, is most directly comparable to operating income in the Statements of Operations.  Below is the reconciliation to operating income:

Royal Gold, Inc.
Free Cash Flow Reconciliation

	For the Fiscal Year Ended
	June 30,
	(Unaudited, in thousands)
	2011	2010	2009

Operating income	$118,925	$41,035	$27,292
Depreciation, depletion and amortization	67,399	53,793	32,578
Non-cash employee stock compensation	6,494	7,279	2,921
Non-controlling interests in operating income of consolidated subsidiaries	(2,646)	(2,039)	(1,085)
Free cash flow	$190,172	$100,068	$61,706

	For the Fiscal Quarter Ended
	June 30,
	(Unaudited, in thousands)
	2011	2010

Operating income	$34,633	$16,312
Depreciation, depletion and amortization	16,632	17,612
Non-cash employee stock compensation	1,484	1,643
Non-controlling interests in operating income of consolidated subsidiaries	(1,124)	(423)
Free cash flow	$51,625	$35,144